Exhibit 10.5

BIOSANTE PHARMACEUTICALS, INC.

OFFICER SEVERANCE POLICY

1.             Name and Purpose.

The name of this policy is the BioSante Pharmaceuticals, Inc. Officer Severance Policy (this “Policy”).  The purpose of this Policy is to provide severance benefits to Eligible Officers whose employment is involuntarily terminated by the Company or any Affiliate other than for Cause, death or disability, or who within twelve (12) months following a Change in Control voluntarily resigns for Good Reason.  This Policy is intended to be a welfare benefit plan subject to the applicable requirements of ERISA.  Severance Pay is in addition to regular earned pay and accrued vacation benefits, if any, payable to an Eligible Officer upon separation.  The Company intends that all Severance Pay will be exempt from the requirements of Section 409A of the Code by reason of the separation pay exception under Treas. Reg. § 1.409A-1(b)(9), or the short term deferral exception under Treas. Reg. § 1.409A-1(b)(4).  It is intended that group health plan continuation coverage provided under this Policy beyond the eighteen (18) month COBRA continuation period that is not otherwise exempt from Section 409A of the Code as separation pay under Treas. Reg. § 1.409A-1(b)(9) will be subject to and satisfy the provisions of Treas. Reg. § 1.409A-3(i)(iv).  Notwithstanding any provision to the contrary in this Policy, if a Participant is deemed on the date of his or her Termination of Employment to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A of the Code payable on account of his or her Termination of Employment and that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the Termination of Employment or (ii) the Participant’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all delayed payments and benefits shall be paid or reimbursed in a lump sum and any remaining payments and benefits due under this Policy shall be paid or provided in accordance with the normal payment dates specified for them herein.  Whenever payments under this Policy are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code.

2.                                      Definitions.

The terms listed in this section shall have the meanings given below, unless the context clearly requires otherwise.

2.1.                            Affiliate.  Affiliate means any person with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, namely (a) any corporation at least eighty percent (80%) of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Company or (b) any other form of business entity in which the Company, directly or indirectly, owns eighty percent (80%) or more of the controlling interests in such entity.

2.2.                            Base Salary.  Base Salary means an Eligible Officer’s monthly base rate of pay as in effect on the date of his or her Termination of Employment or, if applicable and if higher, Change in Control.

2.3.                            Board.  Board means the board of directors of the Company duly qualified and acting at the time in question.  On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

2.4.                            Cause.  Cause means (a) an Eligible Officer’s dishonesty or fraud; (b) theft or embezzlement by an Eligible Officer of the Company’s assets; (c) any unlawful or criminal activity of a serious nature by an Eligible Officer; (d) breach by an Eligible Officer of any terms of the employee’s Employee Confidentiality and Assignment of Inventions Agreement with the Company; (e) the Company’s determination that the Eligible Officer has failed or refused to carry out the duties of his or her position or reasonable directives from the Board of Directors, Chief Executive Officer or other supervising officer of the Eligible Officer in a competent manner; or (f) the Company’s determination that the Eligible Officer has failed to comply with the Company’s policies and procedures.

2.5.                            Change in Control.  A Change in Control means a “change in control” of the Company as defined in the BioSante Pharmaceuticals, Inc. Second Amended and Restated 2008 Stock Incentive Plan.

2.6.                            Code.  Code means the Internal Revenue Code of 1986, as amended.

2.7.                            Company.  The Company is BioSante Pharmaceuticals, Inc. or its successor.

2.8.                            Effective Date.  The Effective Date of this Policy is May 26, 2011.

2.9.                            Eligible Officer.  An Eligible Officer is an individual who is classified by the Company or an Affiliate as a regular full-time or regular part-time common law employee of the Company or Affiliate who is (a) an officer of the Company with the title “Senior Vice President” or “Vice President” or any Affiliate who is classified by the Company or an Affiliate as an officer with the title “Senior Vice President” or “Vice President” and (b) not an Excluded Officer.

2.10.                     ERISA.  ERISA is the Employee Retirement Income Security Act of 1974, as amended.

2.11.                     Excluded Officer.  An Excluded Officer is an individual who:

2.11.1.           is subject to a collective bargaining agreement with the Company unless such agreement provides for his or her participation in the Policy;

2.11.2.           is classified by the Company or any Affiliate as a temporary employee or as other than a regular full-time or regular part-time common-law employee of the Company or any Affiliate immediately prior to the Termination of Employment and without regard to any subsequent reclassification; or

2.11.3.           is covered by another severance pay arrangement adopted by the Company or any Affiliate that would entitle the individual to severance pay under such other arrangement as a result of his or her termination of employment with the Company or any Affiliate in an amount greater than the severance pay such individual would receive under this Policy.

2.12.       Good Reason.  Good Reason means:

2.12.1.           a material diminution in the Eligible Officer’s authority, duties or responsibilities as in effect immediately prior to the Change in Control (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned);

2.12.2.    a material diminution in the Eligible Officer’s base compensation;

2.12.3.           a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Eligible Officer reports as in effect immediately prior to the Change in Control;

2.12.4.           a material change in the geographic location at which the Company requires the Eligible Officer to be based as compared to the location where the employee was based immediately prior to the Change in Control; or

2.12.5.           any other action or inaction that constitutes a material breach by the Company under the agreement under which the Eligible Officer provides services.

An act or omission will not constitute a “Good Reason” unless the Eligible Officer gives written notice to the Company of the existence of such act or omission within ninety (90) days of its initial existence and the Company fails to cure the act or omission within thirty (30) days after the notification.

2.13.                     Participant.  A Participant is an Eligible Officer who as a result of his or her Termination of Employment becomes entitled to Severance Pay under this Policy.

2.14.                     Person.  Person means any individual, corporation, partnership, group, association or other person, as such term is used in Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company or any Affiliate.

2.15.                     Policy.  The Policy is the severance pay plan set forth in this policy as it may be amended from time to time.

2.16.                     Release.  A Release is a written instrument, prescribed by the Administrator and signed by the Eligible Officer, under which the Eligible Officer releases the Company and its affiliates, and their directors, officers and employees from any and all claims the Eligible Officer may have against any of them by reason of his or her employment or the termination of such employment.  The Release will waive all claims the Eligible Officer may have under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, (all as amended) and any other state human rights or fair employment practices act, and any other federal, state, or local statute, law, rule, regulation, ordinance or order and such other statutes and rules of law as the Company may deem advisable.

2.17.                     Severance Pay.  Severance Pay is an amount payable to a Participant under the terms of this Policy.

2.18.                     Termination of Employment.  Termination of Employment means a termination of an Eligible Officer’s employment relationship with the Company and all Affiliates or such other change in the Eligible Officer’s employment relationship with the Company and all Affiliates that would be considered a “separation from service” under Section 409A of the Code.  The Eligible Officer’s employment relationship will be treated as remaining intact while the Eligible Officer is on a military leave, a job-protected sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Eligible Officer will return to perform services for the Company or an Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Eligible Officer retains a right to reemployment by the Company or an Affiliate under applicable statute or by contract, provided, however, a twenty-nine (29) month period of absence may be substituted for such six (6) month period of absence where the Eligible Officer’s leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Eligible Officer to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.  In all cases, the Eligible Officer’s Termination of Employment must constitute a “separation from service” under Section 409A of the Code and any “separation from service” under Section 409A of the Code shall be treated as a Termination of Employment.

3.                                      Entitlement to Severance Pay.

3.1.                            Severance Pay will be paid, subject to the other provisions of this Policy, to an Eligible Officer, if and only if, the Eligible Officer’s employment is involuntarily terminated by the Company or any Affiliate other than for Cause, death or disability and a Termination of Employment occurs.  Severance Pay will not be paid to any individual whose Termination of Employment is due to Cause, death or disability. An Eligible Officer is also eligible for Severance Pay if his or her Termination of Employment is initiated by the Eligible Officer for Good Reason and such Termination of Employment occurs within the period beginning on the date of the Change in Control and ending on the twelve (12) month anniversary of the date of the Change in Control.

3.2.                            No Severance Pay will be paid to a Participant prior to the date on which the Participant returns to the Company all property of the Company or any Affiliate that he or she has in his or her possession or control, including but not limited to credit cards, phone cards, vehicles, equipment, computers, documents and electronic storage media.

3.3.                            Within five (5) business days after the Participant’s Termination of Employment the Company will provide the Participant with a separation agreement and Release.  As a condition to receiving Severance Pay, the Participant must, within fifty (50) days following the date the Participant receives such documents, sign and not revoke the separation agreement and Release.  The Participant will not sign the Release before the Termination of Employment date.  No amount shall be owed as Severance Pay if the Participant does not return the signed separation agreement and Release within such fifty (50) day period or revokes the Release prior to the payment of Severance Pay, unless the Company has (no later than five (5) days following the Participant’s Termination of Employment date) waived the requirement of the separation agreement and Release.  Any such waiver by the Company with respect to a particular Eligible Officer applies only to that Eligible Officer and does not in any way limit the Company’s right to require any other Eligible Officer to provide the separation agreement and Release.

4.                                      Amount of Severance Pay.

4.1.                            Subject to the other provisions of this Policy, a Participant who is entitled to Severance Pay under Section 3 and the Participant’s Termination of Employment occurs either within the period beginning on the date of a Change in Control and ending on the twelve (12) month anniversary date of the Change in Control or prior to a Change in Control if the Participant’s Termination of Employment was either a condition of the Change in Control or was at the request or insistence of a Person related to the Change in Control will receive Severance Pay determined based on the Participant’s position and his or her monthly Base Salary and target annual incentive bonus as follows:

Position	Severance Pay
Senior Vice President	Twelve (12) months Base Salary plus 100% of the Participant’s target annual incentive bonus for the year during which the Change in Control occurs
Vice President	Nine (9) months Base Salary plus 100% of the Participant’s target annual incentive bonus for the year during which the Change in Control occurs

4.2.                            Subject to the other provisions of this Policy, a Participant who is entitled to Severance Pay under Section 3 but not entitled to the amount of Severance Pay pursuant to Section 4.1 will receive Severance Pay determined based on the Participant’s position and his or her monthly Base Salary as follows:

Position	Severance Pay
Senior Vice President	Nine (9) months Base Salary
Vice President	Six (6) months Base Salary

4.3.                            The total amount of Severance Pay to which a Participant would otherwise be entitled under this Policy will be reduced by each of the following.

4.3.1.                  The full amount of any payments the Company is required to make to the Participant under any provision of state, Federal or foreign law on account of his or her Termination of Employment, including, but not limited to, any payments under the Worker Adjustment and Retraining Notification Act, 21 U.S.C. §2101 et seq., or a similar law of any state.

4.3.2.                  The full amount of any indebtedness of the Eligible Officer to the Company or any Affiliate.

4.4.                            The amount owed as Severance Pay, if the Participant has complied with the other provisions of this Policy, will be paid at the times described below.

4.4.1.                  Severance Pay benefits pursuant to Section 4.1 will be paid in a lump sum cash payment as soon as administratively practicable (but in no event later than fifteen (15) days) after the latest of the following:

(a)                                  the Participant’s Termination of Employment date and

(b)                                 unless the Company has waived the requirement of the separation agreement and Release pursuant to Section 3.3, the later of the date (i) the Participant returns a signed copy of the separation agreement and Release to the Administrator and (ii) the expiration of the rescission period for the Release without any rescission or revocation by the Participant.

4.4.2.                  Severance Pay benefits pursuant to Section 4.2 will be paid in accordance with the Company’s normal payroll practices in the form of salary continuation commencing as soon as administratively practicable (but in no event later than fifteen (15) days) after the latest of the following:

(a)                                  the Participant’s Termination of Employment date and

(b)                                 unless the Company has waived the requirement of the separation agreement and Release pursuant to Section 3.3, the later of the date (i) the Participant returns a signed copy of the separation agreement and Release to the Administrator and (ii) the expiration of the rescission period for the Release without any rescission or revocation by the Participant.

5.                                      Continuation of Group Health and/or Dental Benefits.

5.1.                            Subject to the other provisions of this Section 5 and this Policy, a Participant who is entitled to Severance Pay under Section 3 will, for each month of the Continuation Period (as defined below), be entitled to receive from the Company an amount equal to the excess of (a) the amount of the monthly cost for the Participant’s coverage under the Company’s group medical and dental plans that was borne by the Participant immediately prior to the Participant’s Termination of Employment or, if greater, immediately prior to the Change in Control (subject to the rule for coverage changes discussed below) over (b) the amount of the monthly cost for the Participant’s coverage under the Company’s group medical and dental plans that is borne by the Company during the Continuation Period.  The Participant’s coverage under this Section 5 will be deemed to include any Company contribution to a health savings account (or similar arrangement) for the Participant.

5.2.                            If the level of the Participant’s coverage changes during the Continuation Period (for example, from single to family coverage or to no coverage), the amount which the Company shall pay will be determined as if the new coverage level had been the level of coverage in effect immediately prior to the Termination of Employment or Change in Control, as the case may be.

5.3.                            Any payment made under this Section 5 shall be made as soon as reasonably practicable but no later than thirty (30) days after the Participant submits a request for payment to the Company, along with any appropriate back-up documentation, provided that the payment is, in all cases, made on or before March 15 of the calendar year following the calendar year in which any continuation coverage payment was incurred.

5.4.                            For purposes of this Section 5, the “Continuation Period” for any Participant is the period beginning on the Participant’s Termination of Employment date and ending on (a) the last day of the month indicated below or, if earlier, (b) the date on which the Participant first becomes eligible to participate as an employee in a plan of another employer providing group medical benefits to the Participant and the Participant’s eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Participant or any eligible family member or dependent who would otherwise be covered under the Company’s plan but for this Section 5.4.

Position	Continuation Period
Senior Vice President Entitled to Severance Pay under Section 4.1	Twelve (12) months
Vice President Entitled to Severance Pay under Section 4.1	Nine (9) months

Senior Vice President Entitled to Severance Pay under Section 4.2	Nine (9) months
Vice President Entitled to Severance Pay under Section 4.2	Six (6) months

6.                                      Outplacement Services.

In the event a Participant is entitled to Severance Pay under Section 3, the Company will provide such Participant with reasonable outplacement services at a qualified agency selected by the Participant up to a maximum amount of Fifteen Thousand Dollars ($15,000) for up to one (1) year following the Participant’s Termination of Employment, or, if earlier, the date the Participant becomes otherwise employed.

7.                                      Termination of Severance Pay and Benefits.

A Participant’s right to receive Severance Pay pursuant to Section 4.1 or Section 4.3, continuation coverage under Section 5.1 or Section 5.2 and outplacement services pursuant to Section 6 will terminate if the Participant’s Release is declared invalid or the Participant revokes the Release or commences or is part of a legal or administrative action against the Company or its directors, officers or employees that is based on any claim waived under the Release. Upon the occurrence of any such event, the Participant shall, upon demand of the Administrator, repay to the Company the full amount of the additional Severance Pay he or she received pursuant to Section 4.1 and Section 4.3, to the extent such amount would not have been payable under this Policy if the Participant had not executed the Release.

8.                                      Death of Participant.

If a Participant dies prior to receiving all of the payment to which he or she is entitled under Section 4.1 or Section 4.2, any remaining payments will be made to the Participant’s surviving spouse or, if no spouse survives, to the Participant’s estate.

9.                                      Limitation on Change in Control Payments.

Notwithstanding any other provisions of this Policy or any other agreement, contract or understanding heretofore or hereafter entered into between the Participant and the Company, if any “payments” (including, without limitation, any benefits or transfers of property or the acceleration of the vesting of any benefits) in the nature of compensation under any arrangement that is considered contingent on a Change in Control for purposes of Section 280G of the Code, together with any other payments that the Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), such “payments” will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (A) the amount of such payments absent such reduction minus (B) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. The parachute payments to be reduced under this Policy will be reduced in the following order: outplacement benefits, lump sum cash severance and option acceleration.

10.                               Administration.

The Chief Executive Officer of the Company will be the “Administrator” and Named Fiduciary of this Policy.  The Administrator will perform administrative duties on behalf of the Company and will have overall responsibility for administration of this Policy.  The Administrator may delegate to any individual such administrative duties as he or she deems advisable and may revoke any such delegation at any time.  Any delegation to a person who is not an employee of the Company will be in writing, and any delegation to an employee of the Company will terminate upon the termination of his or her employment.

11.                               Administrator’s Discretion.

The Administrator will have the discretionary power and authority to establish, modify or terminate policies, rules or procedures of this Policy, to interpret, construe, apply and enforce the terms of this Policy or any such Policy rules, polices or procedures whenever he or she deems necessary in its administration.  Such discretion will include, without limitation, the discretionary power and authority to (a) determine the amount of an Eligible Officer’s benefit and whether an Eligible Officer has satisfied applicable conditions or is subject to limitations and (b) remedy ambiguities, inconsistencies, omissions and erroneous benefit calculations. In exercising such discretionary power and authority, the Administrator will treat all individuals determined by the Administrator to be similarly situated in a uniform manner.  All acts and decisions of the Administrator made in good faith are binding on all interested persons.

12.                               Amendment and Termination of Policy.

This Policy will automatically terminate on the twelve (12) month anniversary date of a Change in Control, or, if later, as of the date the last payment of Severance Pay is made in accordance with Section 4.  The Board of Directors of the Company reserves the right to amend or terminate this Policy at any time; provided, however, that once a Change in Control occurs, the Board cannot terminate this Policy.  Any amendment or termination shall be effective as of the date specified by the Board of Directors and may apply to any Eligible Officer or Participant, except that no amendment will be effective to reduce the total amount of the Severance Pay then due and payable to a Participant without such Participant’s written consent.  Any employee whose employment terminates on or after the effective date of the termination of this Policy will not be eligible to receive Severance Pay.

13.                               No Benefit Accrues.

No employee of the Company will accrue any right to benefits under this Policy before satisfying all of the requirements for benefits in effect at the termination of his or her employment.  No Participant will accrue any right to continued benefits under this Policy unless he or she satisfies the conditions for eligibility as of the date each benefit installment is due.

14.                               Indemnification.

The Company will indemnify and hold harmless, to the extent permitted by law, each of its directors, officers and employees against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by or asserted against such individual at any time by reason of such individual’s services at the request of the Company in connection with this Policy, but only if such individual did not act dishonestly or in bad faith or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.  The Company has the right, but not the obligation, to select counsel and control the defense and settlement of any action for which an individual may be entitled to indemnification under this provision.

15.                               Specialist’s Assistance.

The Administrator may retain such actuarial, accounting, legal, clerical and other services as may reasonably be required in the administration of this Policy, and may pay reasonable compensation for such services.  The Company will pay all costs of administering this Policy.

16.                               Benefits Claim Procedure.

Each Participant will receive notice of the amount of Severance Pay to which the Participant will be entitled.  The Participant may file with the Administrator, not later than fifteen (15) days after receiving such notice, a written claim for additional benefits. Within fifteen (15) days after receipt of the claim, the Administrator will respond in writing, and if the claim is denied, in whole or in part, will state the reasons for the denial, referring to the provisions of this Policy on which the decision was based.  An employee or former employee who fails to follow and complete the benefit claim procedure set forth in this section will be barred from pursuing any claim under this Policy in any judicial or administrative forum.

17.                               Company Action.

The Company’s decisions and actions pursuant to this Policy will be made or taken in the Company’s own interest, and the Company is not required to consider the interest of any Eligible Officer or other individual, it being intended that any such decision or action will be made or taken by the Company in its settlor capacity rather than in a fiduciary capacity.

18.                               Status of Policy.

Nothing contained in this Policy is to be construed as providing for assets to be held for the benefit of any Eligible Officer or any other person to whom benefits are to be paid pursuant to the terms of this Policy, the Eligible Officer’s or other person’s only interest under this Policy being the right to receive the benefits specified in this instrument.  To the extent the Eligible Officer or any other person acquires a right to receive benefits under this Policy, such right is no greater than the right of any unsecured general creditor of the Company.

19.                               Non-Assignability of Benefits.

The benefits payable under this Policy and the right to receive future benefits under this Policy may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.

20.                               Withholding and Offsets.

The Company retains the right to withhold from any benefit payment pursuant to this Policy any and all income, employment, excise and other tax as the Company reasonably determines is necessary, and the Company may offset against amounts otherwise then distributable to any person under this Policy any amounts such person then owes the Company.

21.                               Other Benefits.

No amounts paid pursuant to this Policy constitute salary or compensation for the purpose of computing benefits under any other benefit plan, practice, policy or procedure of the Company that does not expressly provide otherwise.

22.                               No Employment Rights Created.

Neither the maintenance of nor participation in this Policy gives any employee a right to continued employment, changes any employee’s status as an at-will employee or otherwise limits the right of the Company to discharge, transfer, demote or modify the terms and conditions of employment or otherwise deal with any employee without regard to the effect such action might have on him or her with respect to this Policy.

23.                               Successors.

Except as otherwise expressly provided in this Policy, all obligations of the Company under this Policy are binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other transfer of all or substantially all of the business or assets of the Company.

24.          Controlling Law.

This Policy and all determinations made and actions taken pursuant hereto, to the extent not preempted by Federal laws, will be governed by the internal laws of the State of Illinois, except its laws with respect to choice of law.